(EQUITY)

Multiple Class of Shares Plan

For

Fidelity Index Funds

Dated March 9, 2016

This Amended and Restated Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) for the portfolios (each, a “Fund”) of the respective Fidelity Trusts (each, a “Trust”).

1.  Classes Offered. Each Fund may offer up to five classes of its shares: Class F, Investor Class, Premium Class, Institutional Class, and Institutional Premium Class (each, a “Class”).

2.  Class Eligibility. Class F, Investor Class, Premium Class, Institutional Class, and Institutional Premium Class are subject to the respective eligibility requirements set forth below. If a Fund has not previously issued separate classes of shares, all of its currently outstanding shares will be designated as Investor Class shares.

A.  Class F

i.

Class F shares are only available for purchase by mutual funds for which Fidelity Management & Research Company (“FMR”) or an affiliate serves as investment manager.

B.  Investor Class

i.

Investor Class shares generally require an initial purchase minimum of $2,500 and minimum balance of $2,000.

ii.

There is no initial purchase minimum or minimum balance for employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans), managed account programs that charge an asset-based fee, mutual funds, qualified tuition programs for which FMR or an affiliate serves as investment manager, certain Fidelity retirement accounts funded through salary deduction, or fund positions opened with the proceeds of distributions from such retirement accounts or from a Fidelity systematic withdrawal service.

C.  Premium Class

i.

Premium Class shares are generally subject to a $10,000 initial purchase minimum and minimum balance per Fund.

ii.

There is no initial purchase minimum or minimum balance for Premium Class shares held by employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans), managed account programs that charge an asset-based fee, mutual funds, qualified tuition programs for which FMR or an affiliate serves as investment manager, or for fund positions opened with the proceeds of distributions from a Fidelity systematic withdrawal service.

D.  Institutional Class

i.

Institutional Class shares are generally subject to a $5 million initial purchase minimum and minimum balance per Fund.

ii.

The Institutional Class investment minimum generally will apply to aggregate account balances at the plan sponsor level for employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans) and the provider level for managed account programs that charge an asset-based fee. The investment minimum generally will apply at the investing fund level for mutual funds.

iii.

There is no initial purchase minimum or minimum balance for qualified tuition programs for which FMR or an affiliate serves as investment manager.

iv.

Employer-sponsored retirement plans whose assets initially do not meet the investment minimum may qualify for Institutional Class shares upon account creation if it is anticipated that the plan will satisfy the minimum within a limited period of time (generally 120 days).

E.  Institutional Premium Class

i.

Institutional Premium Class shares are generally subject to a $100 million initial purchase minimum and minimum balance per Fund ($200 million for Fidelity 500 Index Fund).

ii.

The Institutional Premium Class investment minimum generally will apply to aggregate account balances at the plan sponsor level for employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans) and the provider level for managed account programs that charge an asset-based fee. The investment minimum generally will apply at the investing fund level for mutual funds.

iii.

There is no initial purchase minimum or minimum balance for qualified tuition programs for which FMR or an affiliate serves as investment manager.

iv.

Employer-sponsored retirement plans whose assets initially do not meet the investment minimum may qualify for Institutional Premium Class shares upon account creation if it is anticipated that the plan will satisfy the minimum within a limited period of time (generally 120 days).

F.  Omnibus Accounts

i.

For omnibus accounts for which an affiliate of FMR provides recordkeeping services, FMR or an affiliate will monitor account balances at the individual account level.

ii.

Except as described above in sections 2.C., D. and E., Premium Class, Institutional Class, and Institutional Premium Class shares are not available to intermediaries that would meet the applicable investment minimum by aggregating the holdings of underlying accounts.

iii.

FMR will require that an intermediary holding Premium Class, Institutional Class, or Institutional Premium Class shares in an omnibus account agree that it will be able to offer such shares in accordance with the terms of this 18f-3 plan and the Fund’s prospectus. Intermediaries may include, but are not limited to, broker-dealers, institutional accounts, insurance, bank trust, third-party administrators and registered investment advisers.

3.  Distribution and Service Arrangements. Class F, Investor Class, Premium Class, Institutional Class, and Institutional Premium Class shares shall each have a different arrangement for shareholder services or the distribution of securities or both.

4.  Allocations. Income, gain, loss, and expenses shall be allocated under this Plan as follows:

A.

Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: transfer agent fees. Class level expenses may be waived, limited, or reimbursed by a Fund’s investment adviser or any of its affiliates, in accordance with Rule 18f-3.

B.

Fund Income, Gain, Loss, and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each Class of an equity fund in a manner consistent with Rule 18f-3(c)(1)(i) and to each Class of a fixed-income fund in a manner consistent with Rule 18f-3(c)(1)(iii). As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior-day net assets shall be allocated to each class based on relative net assets.

C.

Distribution and Shareholder Service Arrangements. Each Class shall arrange for the provision of (and, if applicable, pay any expenses related to) the distribution and shareholder services arrangements related to that Class.

5. Conversion Privileges. All conversions pursuant to this paragraph 5 shall be made on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee, or other charge.

A.

Voluntary Conversions:

Investors, including employer-sponsored retirement plans, managed account programs that charge an asset-based fee and mutual funds, that meet the eligibility requirements for a Class may have their shares converted into another Class for which they are eligible.

B.

Involuntary Conversions:

Investors, including employer-sponsored retirement plans, managed account programs that charge an asset-based fee and mutual funds, that no longer meet the eligibility requirements for a Class may have their shares converted into another Class for which they are eligible. Any such conversion will be preceded by written notice to the investor.

6.  Exchange Privileges.

A.

Shares of Class F may not be exchanged for shares of any class of a Fidelity Fund.

B.

Shares of Investor Class, Premium Class, Institutional Class, and Institutional Premium Class may be exchanged for shares of (i) Investor Class, Premium Class, Institutional Class, or Institutional Premium Class, as applicable, of any other Fidelity Index Fund and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund.

7.  Voting Rights. Each Class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

8.  Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9.  Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

10.  Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

11.  Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust’s Declaration of Trust or other organizational document, any obligations assumed by any Fund or Class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and shall not constitute obligations of any other Fund or Class of shares. All persons having any claim against a Fund, or any Class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, Class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.